EXHIBIT 99.1

Investor Relations:	Brian P. Callahan, Chief Financial Officer
bcallahan@spheris.com (615) 261-1500

Michele Peden, Director of Communications
mpeden@spheris.com (615) 261-1580
For Immediate Release
May 12, 2008
SPHERIS REPORTS FIRST QUARTER 2008 RESULTS
FRANKLIN, Tenn (May 12, 2008) — Spheris, a leading global provider of clinical documentation technology and services, today announced results for the three months ended March 31, 2008.
Financial Highlights—First Quarter of 2008
Net revenues for the first quarter of 2008 were $49.3 million compared with $52.3 million in the first quarter of 2007. The $3.0 million decrease in net revenues during the first quarter of 2008 compared with the prior-year period was due primarily to the carry-over impact of lost business and price concessions from 2007.
The operating loss for the first quarter of 2008 was ($0.7) million, or 1.4% of net revenues, compared with operating income of $2.1 million, or 4.0% of net revenues, during the prior-year period. During the first quarter of 2008, the Company recorded $1.3 million of transaction related expenses relating to a transaction that was not consummated. Excluding these transaction costs, operating income would have been $0.6 million for the first quarter of 2008. The decrease in operating income during the first quarter of 2008 compared with the prior-year period was also due to lower net revenues as described above, the impact of unfavorable foreign currency exchange rates on production costs of our India operations, certain costs associated with training and transitioning our workforce to speech recognition technologies and accelerated technology investments to further develop and enhance our product and service offerings. These unfavorable variances were partially off-set by operational efficiencies gained through increased utilization of our global production workforce and speech recognition technologies.
The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, and other expense or income. Adjusted EBITDA for the Company was $5.2 million, or 10.5% of net revenues, in the first quarter of 2008 compared with $8.2 million, or 15.7% of net revenues, in the prior-year period. The decrease in Adjusted EBITDA in the first quarter of 2008 compared with the
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Spheris Reports First Quarter 2008 Results

May 12, 2008
prior-year period was primarily due to the impacts of lower net revenues, unfavorable foreign currency exchange rates and transaction related expenses described above.
Adjusted EBITDA is a non-GAAP financial measure. Please refer to the “Supplemental Financial Information” and related note contained in this press release for further discussion and reconciliation of GAAP financial measures to Adjusted EBITDA.
Commenting on the first quarter 2008 results, Steven E. Simpson, president and chief executive officer of Spheris, stated, “Even though revenue and Adjusted EBITDA were both down from the prior-year period, we remain optimistic that our long-term strategy to transform our business to become the leading clinical documentation technology and services provider is progressing well.”
Simpson added, “On the positive side, we are off to a good start in 2008 with respect to new business signings and continued operational efficiencies provided by our global resources and growing speech recognition capabilities. By leveraging these improved production efficiencies, we have continued to reinvest these cost-savings to further accelerate the development of our Spheris Clarity technology. Having experienced great success with the internal-facing applications, we have shifted our efforts toward the development of external-facing tools that will add additional features, functionality and ease of use for our customers. As we move closer to completing our technology initiatives, we are hopeful that Spheris will be the first to market with a fully-integrated, true end-to-end solution for clinical documentation.”
Balance Sheet Highlights
As of March 31, 2008, the outstanding indebtedness under the Company’s senior secured credit facility was $70.0 million and the outstanding indebtedness under the Company’s senior subordinated notes was $125.0 million.
Liquidity Highlights
As of March 31, 2008, Spheris held $3.7 million in unrestricted cash and cash equivalents. During the first quarter of 2008, the Company used cash in operating activities of $2.2 million compared with $3.9 million of cash generated from operating activities during the same period in 2007. The decrease in cash from operating activities during the first quarter of 2008 as compared to the prior year period was attributable to the operating loss, as well as the timing of payment of accrued wages and benefits and receivables collections.
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Spheris Reports First Quarter 2008 Results

May 12, 2008
Investor Conference Call and Webcast
Spheris will host a conference call on May 13, 2008, at 8 a.m. CT. The number to call for this interactive teleconference is (303) 262-2139. Following the conference call, the audio replay will be available for one week by dialing (303) 590-3000 and entering the confirmation number, 11111009#. The live broadcast of Spheris’ quarterly conference call will be available online at www.spheris.com and http://www.videonewswire.com/event.asp?id=47602 on May 13, 2008, at 8 a.m. CT. The online replay will be available shortly after the call and will continue for 30 days.
About Spheris
Spheris is a leading global provider of clinical documentation technology and services to more than 500 health systems, hospitals and group practices throughout the U.S. Spheris offers a highly advanced, Web-based technology platform, available as an independent solution to support in-house departments or blended with Spheris’ outsource services. Spheris employs approximately 5,500 skilled medical language specialists supporting the Company’s clients through a secure network. Using a Follow the SunSM service strategy, customer support is provided 24 hours a day, 365 days a year with an emphasis on verifiable quality, turnaround time and pricing. Spheris’ world-wide corporate headquarters are located in Franklin, Tenn. For more information, please visit www.spheris.com.
Forward-Looking Statements
This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties as described in the filings made from time to time by the Company with the Securities and Exchange Commission, including, without limitation, the following: (i) the effect our substantial indebtedness has on our ability to raise additional capital to fund our business, to react to changes in the economy or our business and to fulfill our obligations under our indebtedness, including our senior secured credit facility and indenture governing our senior subordinated notes; (ii) our history of losses and accumulated deficit; (iii) our ability to effectively manage our global production capacity, including our ability to recruit, train and retain qualified medical language specialists and maintain high standards of quality service in our operations; (iv) our ability to adapt and integrate new technology into our clinical documentation platforms to improve our production capabilities and expand the breadth of our technology and service offerings; (v) our ability to maintain our competitive position against current and future competitors, including our ability to gain new business with acceptable operating margins and ongoing price pressures related to our technology and services and the healthcare markets in general; (vi) the reluctance of potential customers to outsource or change providers of their clinical documentation technology and services and its impact on our ability to attract new customers and increase revenues; (vii) financial and operational risks inherent in our global operations, including foreign currency exchange rate fluctuations and transfer pricing laws between the United States and India; (viii) our ability to attract, hire or retain technical and managerial personnel necessary to develop and implement technology and services to our customers; (ix) the effect on our business if we incur additional debt and assume contingent
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Spheris Reports First Quarter 2008 Results

May 12, 2008
liabilities and expenses in connection with future acquisitions or if we cannot effectively integrate newly acquired operations; and (x) our ability to adequately protect our intellectual property rights, including our proprietary technology and the intellectual property we license from third parties.
The Company takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release.
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Spheris Reports First Quarter 2008 Results

May 12, 2008
SPHERIS INC.
Condensed Consolidated Statements of Operations
(Amounts in Thousands)

	(Unaudited)
	Three Months Ended March 31,
	2008	2007
Net revenues	$49,270	$52,347
Operating expenses:
Direct costs of revenues (exclusive of depreciation and amortization below)	36,488	37,908
Marketing and selling expenses	1,310	1,255
General and administrative expenses	6,289	4,947
Depreciation and amortization	5,910	6,111

Total operating costs	49,997	50,221

Operating (loss) income	(727)	2,126
Interest expense, net of income	4,930	5,434
Other expense	1,354	25

Net loss before income taxes	(7,011)	(3,333)

Benefit from income taxes	(2,188)	(1,184)

Net loss	$(4,823)	$(2,149)

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Spheris Reports First Quarter 2008 Results

May 12, 2008
SPHERIS INC.
Condensed Consolidated Balance Sheets
(Amounts in Thousands, Except Share Amounts)

	(Unaudited)
	March 31, 2008	December 31, 2007
Assets
Current assets
Unrestricted cash and cash equivalents	$3,733	$7,195
Restricted cash	309	309
Accounts receivable, net of allowance of $1,484 and $1,569 respectively	34,471	33,595
Deferred taxes	3,321	3,386
Prepaid expenses and other current assets	5,170	4,460

Total current assets	47,004	48,945

Property and equipment, net	12,522	12,747
Internal-use software, net	1,676	1,932
Customer contracts, net	9,974	13,968
Goodwill	218,841	218,841
Deferred taxes	2,141	—
Other noncurrent assets	3,838	3,689

Total assets	$295,996	$300,122

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$3,524	$4,237
Accrued wages and benefits	13,945	18,130
Current portion of long-term debt and capital lease obligations	19	35
Other current liabilities	8,524	4,324

Total current liabilities	26,012	26,726

Long-term debt and capital lease obligations, net of current portion	191,889	191,761
Deferred tax liabilities	—	92
Other long-term liabilities	5,902	4,857

Total liabilities	223,803	223,436

Common stock, $0.01 par value, 100 shares authorized, 10 shares issued and outstanding	—	—
Other comprehensive income	726	564
Contributed capital	111,326	111,158
Accumulated deficit	(39,859)	(35,036)

Total stockholders’ equity	72,193	76,686

Total liabilities and stockholders’ equity	$295,996	$300,122

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Spheris Reports First Quarter 2008 Results

May 12, 2008
SPHERIS INC.
Condensed Consolidated Statements of Cash Flows
(Amounts in Thousands)

	(Unaudited)
	Three Months Ended March 31,
	2008	2007
Cash flows from operating activities:
Net loss	$(4,823)	$(2,149)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	5,910	6,111
Write-off and amortization of acquired technology	162	162
Deferred taxes	(2,168)	(1,388)
Change in fair value of derivative financial instruments	1,255	85
Amortization of debt discounts and issuance costs	153	234
Other non-cash items	170	89
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(876)	934
Prepaid expenses and other current assets	(846)	(938)
Accounts payable	(713)	(450)
Accrued wages and benefits	(4,185)	(2,587)
Other current liabilities	4,176	3,315
Other noncurrent assets and liabilities	(386)	468

Net cash (used in) provided by operating activities	(2,171)	3,886

Cash flows from investing activities:
Purchases of property and equipment	(1,272)	(1,084)
Purchases and development of internal-use software	(165)	(101)

Net cash used in investing activities	(1,437)	(1,185)

Cash flows from financing activities:
Payments on debt and capital leases	(16)	(202)

Net cash used in financing activities	(16)	(202)

Effect of exchange rate change on cash and cash equivalents	162	90

Net (decrease) increase in unrestricted cash and cash equivalents	(3,462)	2,589
Unrestricted cash and cash equivalents, at beginning of period	7,195	6,323

Unrestricted cash and cash equivalents, at end of period	$3,733	$8,912

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SPHERIS INC.
Supplemental Financial Information
(Amounts in Thousands)

	(Unaudited)
	Three Months Ended March 31,
	2008	2007
Net loss	$(4,823)	$(2,149)
Depreciation and amortization	5,910	6,111
Interest expense, net of income	4,930	5,434
Other expense	1,354	25
Benefit from income taxes	(2,188)	(1,184)

Adjusted EBITDA	$5,183	$8,237

Note to Supplemental Financial Information
The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, and other expense or income (including mark-to-market adjustments related to the Company’s derivative financial instruments). Adjusted EBITDA is a financial measure not computed in accordance with United States generally accepted accounting principles, or GAAP. The Company believes that this non-GAAP measure, when presented in conjunction with the comparable GAAP measure, is useful to both management and investors in analyzing the Company’s ongoing business and operating performance. The Company believes that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view the Company’s financial results in the way management and the Company’s senior lenders view the Company’s operating results. Management believes Adjusted EBITDA is useful as a supplemental measure of the performance of the Company’s operations because it isolates the Company’s operating performance from the accounting impact of the Company’s financing strategies, tax provisions, and depreciation and amortization. Additionally, since Adjusted EBITDA is a significant component of certain financial covenants under the Company’s senior secured credit facility agreement, management believes Adjusted EBITDA is useful for investors to better assess the Company’s compliance with these financial covenants. Management believes Adjusted EBITDA should be considered in addition to, but not as a substitute for, items prepared in accordance with GAAP that are presented in this press release, as the items excluded in the presentation of Adjusted EBITDA are significant components in understanding and assessing financial performance. A reconciliation of Adjusted EBITDA to the nearest comparable GAAP financial measure is provided above. Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies.
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